Exhibit 10.5
MILACRON INC.
RETIREMENT & TRANSITION AGREEMENT FOR RONALD D. BROWN
     THIS RETIREMENT & TRANSITION AGREEMENT FOR RONALD D. BROWN (the “Agreement”) is made as of April 17, 2008 by and between Milacron Inc., a Delaware corporation (the “Company”) and Ronald D. Brown (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive intends to retire from the Company as President and Chief Executive Officer; and
     WHEREAS, the Company has not identified a successor for the Executive and the Company desires to retain the Executive as President and Chief Executive Officer of the Company until such successor is identified and assumes the Executive’s responsibilities.
     NOW, THEREFORE, for good and valuable consideration, the Company and the Executive hereby enter into this Agreement on the terms and conditions hereinafter set forth:
ARTICLE I
PURPOSE
     The purpose of this Agreement is to provide the Executive certain retirement benefits and to ensure that the Executive’s responsibilities as President and Chief Executive Officer are successfully transitioned to the Executive’s successor.
ARTICLE II
DEFINITIONS
     Section 2.01 “Administrator” shall mean the Committee.
     Section 2.02 “Agreement” shall mean this Retirement & Transition Agreement for Ronald D. Brown.
     Section 2.03 “Benefit” or “Benefits” shall mean the benefits of the type that the Executive is entitled to receive pursuant to Article III of the Agreement.
     Section 2.04 “Benefit Period” shall mean the twenty-four month period commencing on the Retirement Date.
     Section 2.05 “Board” or “Board of Directors” shall mean the Board of Directors of Milacron Inc.

     Section 2.06 “Bonus” shall mean 100% of the bonus earned by the Executive (or that would have been earned by the Executive) under the Milacron Inc. 2002 Short-Term Incentive Plan (“STIP”) or similar successor or substitute annual incentive plan or program had the Executive remained employed and a participant in the STIP through the end of the applicable “plan year” (as defined in the STIP), provided, the amount so earned will be based on achievement of Company-wide objective performance goals applicable thereunder (with Executive deemed to have fully satisfied any individual performance goals) without any exercise of negative discretion by the Committee to reduce the amounts so earned and assuming (i) the 2008 annual rate of “salary” (as defined in the STIP) is deemed to be in effect for each applicable plan year and (ii) the Executive’s potential base incentive award percentage under Section 5.1 of the STIP will be 100% for the 2008 plan year and 80% for the 2009 and 2010 plan years (or such other percentage that would otherwise be applicable to the Executive in any similar successor or substitute annual incentive plan or program and with the final STIP award amount being more or less than, or equal to, the base incentive award percentage, depending on performance as provided under the terms of the STIP). For purposes of Section 3.01(b), Bonus is the sum of: (i) the Bonus for the 2008 and 2009 plan years and (ii) a pro-rated Bonus for the 2010 plan year, with such proration to be determined by multiplying the amount of the Bonus earned in 2010 by a fraction, the numerator of which is the number of days of the Benefit Period during the 2010 plan year, and the denominator of which is 365.
     Section 2.07 “CEO” shall mean the Chief Executive Officer of Milacron Inc., or if there is no CEO, then the highest ranking officer of the Company.
     Section 2.08 “Code” means the Internal Revenue Code of 1986, as amended.
     Section 2.09 “Committee” shall mean the Personnel and Compensation Committee of the Board of Directors.
     Section 2.10 “Company” shall mean Milacron Inc.
     Section 2.11 “Disability” shall be as defined under the Company’s long-term disability plan.
     Section 2.12 “Executive” shall mean Ronald D. Brown
     Section 2.13 “Long-Term Incentive Plan” shall mean the Milacron Inc. 2004 Long-Term Incentive Plan approved by the Company’s stockholders and effective April 1, 2004, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plans or programs.
     Section 2.14 “Retirement” shall mean the Executive’s voluntary termination of employment after May 8, 2008 and on or before December 31, 2008, unless the Board and Executive hereafter agree to any later date, that constitutes a “separation from service” within the meaning of Section 409A of the Code.

     Section 2.15 “Retirement Date” shall mean the earlier to occur of (a) the last day of the 30-day period described in Section 3.03(b) or (b) December 31, 2008, unless the Board and Executive hereafter agree to any later date in which Executive’s Retirement occurs.
     Section 2.16 “Salary” shall mean an amount equal to the annual rate of the Executive’s base salary payable to the Executive in all capacities with the Company for 2008.
     Section 2.17 “Separation Plan” shall mean the Milacron Inc. Executive Retention/Separation Plan.
     Section 2.18 “Subsidiary” shall mean any entity of which the Company owns, directly or indirectly, more than 50% of the voting securities.
     The capitalized terms used in this Agreement shall have the meanings given them in this Article II, unless otherwise defined herein.
ARTICLE III
ENTITLEMENT TO AND DESCRIPTION OF BENEFITS
     Section 3.01 Cash and Other Benefits. Upon the Executive’s Retirement and subject to his satisfaction of the conditions specified in Section 3.03 of the Agreement, the Executive shall be entitled to receive the following Benefits as well as those referred to under Section 3.02: (a) a cash severance Benefit equal to 24 months of the Executive’s aggregate Salary to which the Executive would have been entitled during the Benefit Period, (b) a Bonus as determined in accordance with Section 2.06, (c) any accrued but unpaid vacation pay, any similar unpaid items that have accrued and to which the Executive has become entitled as of his Retirement Date, including declared but unpaid Bonuses and unreimbursed employee business expenses, (d) a stipend of $52,500 to cover miscellaneous transition expenses including one year of appropriate outplacement assistance, one year of financial and other similar planning, and legal fees, (e) the Executive shall continue to be covered under the Company’s group medical and dental plan (such coverage and terms thereof shall be identical to that provided to similarly-situated Company executives then working for the Company and such coverage shall run concurrent with, and then extend beyond, as applicable, the maximum period of coverage provided under COBRA), long-term disability plan and life insurance plan for the Benefit Period; and (f) the Benefit Period will be counted as additional age and service for vesting and benefit accrual entitlement purposes under all of the Company’s supplemental pension plans; including the Supplemental Retirement Plan and the Supplemental Executive Retirement Plan (collectively, the “Supplemental Plans”), it being acknowledged that Executive will be fully vested in such accrued benefit thereby (if not otherwise vested); provided, however, that the amount of Benefits to which the Executive is entitled under this Agreement shall not be included in the calculation of his Highest Average Compensation (as defined under the Supplemental Plans) in connection with the benefits to which the Executive is entitled under the Supplemental Plans, provided that the 2007 bonus paid in 2008 under the STIP will be included in computing his 2008 Compensation for the purpose of determining Highest Average Compensation.

     Section 3.02 Long-Term Incentive Plan Benefits. In addition to the Benefits payable under Section 3.01, the Executive’s outstanding Long-Term Incentive Plan awards shall be treated as follows:
          (a) The Benefit Period will be counted as service for vesting purposes for all stock options and stock appreciation rights. All stock options and stock appreciation rights shall otherwise remain in effect for a period of 30 days following the end of the Benefit Period, but not longer than the remainder of their stated term, as set forth in the agreements and/or Agreements governing such awards. For the avoidance of doubt, on the Retirement Date, Executive shall be entitled to any “retirement” vesting and exercise benefits provided in accordance with the terms of such respective award agreement (if not otherwise qualifying as “retired” thereunder) if more favorable to Executive than that provided in this paragraph (a) above.
          (b) The Benefit Period will be counted as service for vesting purposes for all long-term cash, restricted stock, stock units, deferred units and/or performance share awards. In addition, the long-term cash, restricted stock, stock units, deferred units and/or performance share awards shall remain in effect for the restriction period and/or performance period as set forth in the agreements and/or plans governing such awards and any awards thereunder shall be prorated (in the case of performance-based awards, only if the Company attains the applicable performance target(s), determined as and when determined under the applicable award agreement(s)) by multiplying the award by a fraction, the numerator of which is the number of days between the award date and the last day of the Benefit Period, and the denominator of which is the number of days of the award restriction and/or performance period; provided, on the Retirement Date, Executive shall be deemed “retired” for vesting purposes under each such respective award agreement (if not otherwise qualifying as “retired” thereunder) and to have active employment service for the duration of the Benefit Period for any performance period for the purpose of earning any performance-based long-term incentive award granted prior to the date hereof, if more favorable to Executive than that provided in this subparagraph (b) above.
     Section 3.03 Conditions to Entitlement to Benefit. To be eligible to receive any Benefits under the Agreement upon his Retirement, the Executive must (a) continue as President and CEO of the Company and perform the duties of the President and CEO through the date in which the Executive’s successor assumes the responsibilities as CEO (or until December 31, 2008 if earlier), (b) continue as an employee of the Company for a period of 30 days after the date the Executive’s successor assumes the duties of CEO (or until December 31, 2008 if earlier), (c) cease his employment on the Retirement Date, and (d) execute (and not revoke during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable) the General Release substantially in the form attached hereto as Appendix A no later than 60 days following the Retirement Date. In addition, by accepting payment of any Benefit or any benefit under the Company’s Supplemental Plans, the Executive agrees not to be employed, or consult (in each case for a period of 2 years), in any business which is, or is about to be, engaged in a business of the same or substantially the same nature as the business of the Company or its subsidiaries without prior written consent of the Company, and breach of this agreement by the Executive shall be cause for termination of payment of the Benefits provided hereunder (and this sentence shall be regarded as an amendment of and shall supersede and replace any covenant restricting Executive’s post-employment activities set forth in the Supplemental Plans.).
     Section 3.04 Further Company Obligations. In exchange for, and as consideration for the Executive delivering his executed General Release referred to above, the Company shall deliver its executed General Release, in substantially the same form attached hereto as Annex 1 to Appendix A.
     Section 3.05 Method of Payment. The cash Benefits to which the Executive is entitled, as determined pursuant to Section 3.01, as applicable, shall be paid in one or more lump sums, as provided in this paragraph below, subject to all employment and withholding taxes applicable to the type of payments made. For Benefits payable pursuant to Section 3.01, the Salary, financial planning and legal fee portion of the Benefit, together with interest provided under Section 6.01, will be paid within 30 days from the later of: (i) six months after Executive’s Retirement Date; or (ii) after the expiration of any revocation period for the General Release signed by the Executive pursuant to Section 3.03, the outplacement benefit under Section 3.01(d) shall be paid or provided as soon after expiration of the revocation period of the General Release as may be requested by Executive (to the extent not required to be postponed to a later date pursuant to Section 409A(2)(B)(i) of the Code and Treasury regulations thereunder), and the Bonus portion of the Benefit will be paid at the same time as all other STIP payments are paid for the applicable performance period.
     The Long-Term Incentive Plan awards, referred to in Section 3.02(b), will be determined, paid in the form, paid at the time (subject to Section 6.01), and paid subject to applicable withholding, all as provided in the respective award agreement(s), as modified in Section 3.02(b).
     The taxable welfare benefits described in Section 3.01(e) (excluding the disability benefit and death benefit) are intended to be exempt from Section 409A of the Code as exempt medical reimbursement benefits and in-kind medical benefits. In the event these benefits are not so exempt from Section 409A of the Code, then the benefits provided in Section 3.01(e) shall be subject to the following additional rules: (i) the Executive must request reimbursement of eligible expenses (to the extent required) within 120 days of the end of the tax year in which the expense is incurred, (ii) the Company will reimburse the Executive within 90 days of the date the expense reimbursement request is received in writing from the Executive (or such later date required in Section 6.01), (iii) the benefits provided in Section 3.01(e) may not be exchanged for cash or another benefit, and (iv) benefits payable or provided under Section 3.01(e) in one year may not affect the amount of benefits payable or provided in another year.
     Section 3.06 Death or Disability. If the Executive incurs a Disability or dies before his Retirement Date, no Agreement payments or other benefits will be due and owing to the Executive or, in the case of his death, to his estate or beneficiary.

     If the Executive incurs a Disability or dies after his Retirement Date, the Committee shall cause any Benefits and other amounts due under the Agreement to be paid to the Executive or, in the case of his death, to the Executive’s designated beneficiary or to his estate.
     The Executive’s beneficiary designation shall be made in the manner, and at the time, prescribed by the Committee in its reasonable discretion. In the absence of an effective beneficiary designation hereunder, the Executive’s estate shall be deemed to be the designated beneficiary.
     Section 3.07 Nonduplication of Benefits. In the event of the payment of benefits under the Executive Severance Agreement, if any, applicable to the Executive, related to the termination of the Executive, the Executive Severance Agreement shall continue in full force and effect and the Executive only shall be entitled to the benefits provided thereunder, so that there shall be no duplication of Benefits provided under this Agreement.
     Section 3.08 Coordination of Benefits. The Separation Plan shall remain in effect and Executive shall be a participant thereunder until the Executive’s Retirement Date, provided, however, the Executive shall not be entitled to benefits under the Separation Plan unless he incurs a “qualifying termination” (as defined in the Separation Plan) before the Executive’s Retirement Date; provided in the event of a “qualifying termination “ thereunder, Executive shall be entitled to all Benefits and other rights and amounts due him and shall be subject to all obligations under this Agreement in lieu of amounts and benefits due him and obligations under the Separation Plan. The Company and the Executive agree that the Executive will not become entitled to benefits under the Separation Plan solely as a result of the decrease in the Executive’s responsibilities in connection with the Executive’s successor assuming the responsibilities of CEO and/or President; provided, however, the Company agrees that the Executive will continue to be entitled to the same compensation and benefits previously extended to the Executive in 2008 through the Retirement Date.
ARTICLE IV
ADMINISTRATION
     The Committee or its designee shall, on the basis of information supplied by the Company, calculate the amount of the Benefits payable to the Executive, and determine the manner and time of payment of the Benefits consistent with the provisions hereof, which type and amount of benefits shall be determined by the Committee and communicated to the Executive. The Company shall make such payments as so determined to be due to the Executive. If a dispute with the Executive arises, such dispute shall be resolved in accordance with Section VII hereof.
ARTICLE V
TERM, AMENDMENT AND TERMINATION

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
ARTICLE VI
COMPLIANCE WITH SECTION 409A AND OTHER MATTERS
     Section 6.01 Payments to Specified Employees. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on his Retirement Date, all payments, benefits or reimbursements provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code and that would otherwise be paid or provided during the first six months following such Retirement Date shall instead be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Retirement Date) on the first business day following the six month anniversary of such Retirement Date. Notwithstanding the foregoing, payments delayed pursuant to this Section 6.01 shall commence within 10 calendar days following the Executive’s death prior to the end of the six-month period.
     Section 6.02 Administered in Compliance with Section 409A. It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.
     Section 6.03 Indemnification.
     (a) If any of the payments or benefits received or to be received by the Executive under the Agreement become subjected to any additional tax (or penalties or interest thereon) or interest imposed under Section 409A(a) of the Code, the Company shall pay to the Executive within five (5) business days of the Executive’s written request for payment an additional amount equal to the amount of such additional tax (including penalties and interest thereon) and interest plus any federal, state and local income and employment taxes on the payment of such additional tax (including interest and penalties thereon) and interest. The Executive’s written request for payment (a) shall be accompanied by such evidence as the Company may reasonably request to substantiate the Executive’s obligation to pay such additional tax and to calculate the appropriate amount of the payment provided herein, and (b) must be made no later than ten (10) business days prior to the end of the calendar year next following the calendar year in which the Executive remits the related taxes. If an amount becomes payable under this Section 6.03 as a result of a violation of Section 409A of the Code with respect to this Agreement, the Section 409A tax gross-up described in this Section 6.03 shall be paid with respect to any plan or arrangement of the Company for which a Section 409A penalty is imposed on the Executive with respect to such other plan or arrangement, but only if such penalty is imposed as a result of a violation of Section 409A with respect to this Agreement and the application of the plan “aggregation” rules under Section 409A of the Code with respect to such other plans and arrangements of the Company. Without limiting the foregoing provisions of this paragraph (a), the provisions of Section 3 of the Notice of Amendment of Award between Executive and the Company, dated October 1, 2007, shall continue in full force and effect with respect to the “awards” (as defined therein) thereunder from and after the date of this Agreement.
     (b) The Company will continue to indemnify Executive in accordance with the Indemnification Agreement between the Company and Executive, dated April 7, 2007, which Indemnification Agreement will survive Executive’s Retirement or termination of employment for any other reason. The Company will continue to cover Executive under any contract of officers and directors liability insurance (“D&O”) under which the Company covers the Board and officers. Any D&O shall apply during Executive’s employment as an officer and service as a member of the Board and for all periods following a termination of his employment and cessation of service as a member of the Board during which he may be subject to liability for any act or omission occurring during his employment with the Company as an officer or service as a member of the Board.
     (c) For the avoidance of doubt, Section 4.01 of the Special Executive Retention & Severance Agreement between the Company and Executive, dated October 1, 2007 (“Special Executive Retention & Severance Agreement”), and Section 6 of the Executive Severance Agreement between the Company and Executive, dated July 2, 2003 (“Executive Severance Agreement”), are incorporated herein by reference and shall apply with full force and effect as if stated herein during Executive’s continued employment and shall survive the termination of Executive’s employment for any reason.
ARTICLE VII
DISPUTES
     Section 7.01 Arbitration. Any dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from the Executive to the Company either before suit thereupon is filed or within 20 business days thereafter, be resolved exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting in Cincinnati, Ohio with each of the Company and the Executive selecting an arbitrator, with such selected arbitrators then selecting the third arbitrator. Judgment may be entered on the arbitration panel’s award in any court having jurisdiction.
     Section 7.02 Jurisdiction. Any legal action concerning this Agreement, other than an arbitration described in Section 7.01, whether instituted by the Company or the Executive, shall be brought and resolved only in a state court of competent jurisdiction located in the territory that encompasses the county in which Cincinnati, Ohio is located. Each of the Company and the Executive hereby irrevocably consents and submits to and shall take any action necessary to subject itself to the personal jurisdiction of that court and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard, and determined in that court. Each of the Executive and the Company agrees that such court is a convenient forum, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 7.03 Costs and Expenses. To the fullest extent permitted by applicable law, in the event the Executive prevails on any material issue in dispute, the Company shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Company and the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement. The Company shall pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceeding, calculated at the rate provided in Section 1274(b)(2)(B) of the Code. Any reimbursement or payment of amounts provided under this Section 7.03, shall be subject to the following rules: (i) the expenses must be incurred during the Executive’s lifetime; (ii) the Executive must submit to the Company a written request for payment or reimbursement, as applicable, together with reasonable evidence that the fees and expenses were incurred, no later than sixty (60) days following the end of the month in which the eligible fees or expenses were incurred; (iii) any reimbursement or payment shall be made by the Company to the Executive within ten (10) calendar days after the Company’s receipt of the Executive’s written request, or such later date as required by Section 6.01 the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iv) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Nonalienation of Benefits. Subject to Section 3.03, none of the payments, Benefits or rights of the Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Executive. No Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which he may expect to receive, contingently or otherwise, under the Agreement.
     Section 8.02 No Contract of Employment. Neither the establishment of the Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Benefits shall be construed as giving any Executive, or any person whosoever, the right to be retained in the service of the Company, and all Executives shall remain subject to discharge to the same extent as if the Agreement had never been adopted.
     Section 8.03 Entire Agreement. Except as may be provided in the Executive Severance Agreement, Special Executive Retention & Severance Agreement and the Separation Plan, this Agreement and the documents specifically referenced herein shall constitute the entire agreement between the Company and the Executive with respect to the Benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such Benefits shall be binding on the Company; provided, however, that in the case of any conflict between the terms of the Agreement and the Executive Severance Agreement, if any, between the Executive and the Company, the provisions of the Executive Severance Agreement shall control.
     Section 8.04 Severability of Provisions. If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.
     Section 8.05 Successors, Heirs, Assigns, and Personal Representatives. The Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future.
     Section 8.06 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.
     Section 8.07 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.
     Section 8.08 Unfunded Agreement. The Agreement shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, the Executive shall not have any right to, or interest in, any assets of the Company.
     Section 8.09 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the Benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
     Section 8.10 Controlling Law and Nature of Agreement. The Agreement shall be construed and enforced according to the laws of the State of Ohio.
     Section 8.11 Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by facsimile or mailed by reputable overnight mail or United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Attn: Brad Baker
Milacron Inc.
2090 Florence Ave.
Cincinnati, Ohio 45206
To the Executive:
At the last known residence address for the Executive reflected on the payroll records of the Company.
     Section 8.12 Professional Fees. The Company shall pay Executive’s reasonable professional fees incurred to negotiate and prepare this Agreement and all related agreements therewith. The amount paid pursuant to this Section 8.12 shall be applied to reduce any legal fees payable to the Executive under Section 3.01(d) hereof.
     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

EXECUTIVE

By:

Name:

Printed

MILACRON INC.

By:

Name:

Printed

RETIREMENT & TRANSITION AGREEMENT
APPENDIX A
GENERAL RELEASE
     1. I, Ronald D. Brown (the “Executive”), for and in consideration of (i) certain severance benefits to be paid and provided to me by Milacron Inc. (the “Company” and/or “Milacron”) and other obligations of the Company undertaken under the Retirement & Transition Agreement between the Company and Executive, dated April 17, 2008 (the “Agreement”), and (ii) the Company’s execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively referred to herein as “Releasees” and included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Ohio Revised Code, the Rehabilitation Act of 1973, 29 USC Sections 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC Sections 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC Sections 601 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC Sections 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC Sections 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement, any applicable Executive Severance Agreement, Special Executive Retention & Severance Agreement or the Executive/Retention Separation Plan, or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs.
     Executive specifically acknowledges this Agreement releases claims under the Age Discrimination in Employment Act, as amended; and the Older Workers Benefit Protection Act.

i

     Notwithstanding the foregoing, I understand that I shall continue to be indemnified by the Company as to any liability (including, without limitation, amounts paid in settlement), cost or expense (including, without limitation, reasonable attorneys fees and costs) for which I would have been indemnified and insured during employment, in accordance with and subject to the Company’s certificate of incorporation or insurance coverages in force for employees of the Company serving in executive capacities for actions taken on behalf of the Company within the scope of my employment by the Company.
     2. Subject to the limitations of paragraph 1 above, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.
     3. Executive hereby agrees and recognizes that his employment by the Company was/will be permanently and irrevocably severed on                                         , 20___ and the Company has no obligation, contractual or otherwise to him to hire, rehire or reemploy him in the future. Executive acknowledges that the terms of the Agreement provide him with payments and benefits which are in addition to any amounts to which he otherwise would have been entitled.
     4. Executive hereby agrees and acknowledges that the payments and benefits provided by the Company are to bring about an amicable resolution of his employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of his employment relationship with the Company.
     5. Executive hereby acknowledges that nothing in this Release shall prohibit or restrict him from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) filing, testifying, participating in or otherwise assisting in a proceeding before the Equal Employment Opportunity Commission or its state-law equivalents.
     6. Executive represents that he has not filed any claims against any of the Releasees with any local, state, or federal agency, department, or court, and does not claim an interest in any such Claims. Executive also waives the right to recover any damages or other relief in any Claims brought by or through the Equal Employment Opportunity Commission or any other local, state, or federal agency, department, or court.
     7. Executive, pursuant to and in compliance with rights afforded him under the Older Workers Benefit Protection Act: (i) is advised to consult with an attorney prior to executing this General Release; (ii) is afforded twenty-one (21) days within which to consider this General Release; and (iii) is afforded seven (7) days following execution of this General Release to revoke it. Executive understands that he has the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, Attention: General Counsel. It is agreed that this General Release shall not become effective and enforceable until the seven (7) day revocation period expires. Executive’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that he had the opportunity to review this Agreement with his attorney; that Executive was afforded twenty-one (21) days to consider it before executing it; that Executive agrees this General Release is written in a manner that enables him to fully understand its content and meaning; and that Executive is being given seven (7) days to revoke the Agreement.
     8. Executive shall return to the Company any and all property belonging to the Company or any of the Releasees (and all copies thereof), including, but not limited to, any credit cards, computers, other equipment, records, files, customer lists, computer disks, and all other information developed during or relating to the business of the Company.
     9. Executive upon request of the Company shall make himself reasonably available to and cooperate with the Company or any of the Releasees and its/their counsel in responding to, preparing for, and testifying, if necessary, in connection with any matter(s) or claim(s) involving the Company or any of the Releasees. The Company will pay Executive’s reasonable expenses incurred in connection therewith, including attorneys fees and travel expenses (at a level of comfort consistent with his travel while Chief Executive Officer).
     10. Executive agrees that during the course of his employment with the Company, Confidential Information belonging to Company and Releasees was provided and/or was available to him. Executive agrees he will not, at anytime divulge the contents of any such Confidential Information to any person or entity. Executive further agrees he will not at anytime use the contents of any such Confidential Information for any purpose whatsoever. “Confidential Information” shall include, but not be limited to, the identity of the Company or the Releasee’s customers, customer lists, suppliers, and all materials, documents and facts concerning the methods, techniques, devices and operations of the Company and the Releasees. Executive acknowledges and agrees that all Confidential Information and all other proprietary items of the Company and the Releasees are unique and special assets of the Company and the Releasees, and that he does not have nor can he acquire any right therein or claim thereto.
     11. Should Executive breach any terms of this General Release, the Company may stop making any payments which still may be due, and Executive shall repay immediately, upon demand of the Company, all amounts paid to him under the terms of the Agreement, in addition to any additional damages above that amount which the Company can prove.
     12. Executive hereby certifies that he has read the terms of this General Release, that he has been advised by the Company to discuss it with his attorney, that he has received the advice of counsel and that he understands its terms and effects. Executive acknowledges, further, that he is executing this General Release of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which he acknowledges is adequate and satisfactory to him. None of the above-named persons, nor their agents, representatives, or attorneys have made any representations to the Executive concerning the terms or effects of this General Release other than those contained herein.
     Intending to be legally bound hereby, I execute the foregoing General Release this ___ day of                     , 20 ___.

EXECUTIVE

By:

Name:

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MILACRON INC.

By:

Name:

Printed

Title:

ANNEX 1
GENERAL RELEASE
     1. Milacron Inc. (the “Company”) on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Company”), for and in consideration of Ronald D. Brown (the “Executive”) executing the general release of claims against Company dated                      (the “Executive’s Release of Company”), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with Company to the date of this Release arising from or relating in any way to the Executive’s employment relationship and the termination of his employment relationship with Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Company and the Executive, other than the Executive’s Release of Company, and the Proprietary Rights Agreement entered into by the Executive on                     , and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an act or conduct that will likely result in material harm to the Company.
     2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Company understands the significance of this General Release of unknown claims and the waiver of statutory protection against a release of unknown claims.
     3. Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

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     Intending to be legally bound hereby, Company executes the foregoing Release this            day of                     , 20___.

MILACRON INC.

By:

Name:
Printed

Title:

EXECUTIVE

By:

Name:
Printed

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